                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. N/A)


                            MetaCreations Corporation
                          -----------------------------
                                (Name of Issuer)


                                  Common Stock
                          -----------------------------
                          (Title of Class of Securities


                                    591016100
                          -----------------------------
                                 (CUSIP Number)


        *The remainder of this cover page shall be filed our for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which alter the disclosures provided in a prior page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








                                Page 1 of 5 Pages

CUSIP NO. 591016100                SCHEDULE 13G        PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          SS OR IRS IDENTIFICATION NOS. OF ABOVE PERSON
          Bert Kolde
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    34,208
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     2,034,208*
    EACH
  REPORTING                    (*Includes 2,000,000 shares held by Vulcan
 PERSON WITH                   Ventures, Inc.  Mr. Kolde, a director of
                               MetaCreations, is a director of Vulcan Ventures,
                               Inc.)
                       --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                               34,208
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               2,000,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,034,208*

          *Includes 2,000,000 shares held by Vulcan Ventures, Inc. Mr,. Kolde, a director of MetaCreations, is a director of Vulcan Ventures, Inc. Mr. Kolde disclaims beneficial ownership of all shares held by such entity, except to the extent of his pecuniary interests therein.
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]
          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          8.49%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591016100                   13G                      Page 3 of 5 Pages
--------------------------------------------------------------------------------


ITEM 1(A).     NAME OF ISSUER

               MetaCreations Corporation
--------------------------------------------------------------------------------

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               6303 Carpinteria Avenue
               Carpinteria, CA  93013
--------------------------------------------------------------------------------

ITEM 2(a).     NAME OF PERSON(S) FILING

               Bert Kolde
--------------------------------------------------------------------------------

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

               Vulcan Northwest
               110 110th Avenue, NE, Suite 550
               Bellevue, WA  98004
--------------------------------------------------------------------------------

ITEM 2(c).     CITIZENSHIP

               United States
--------------------------------------------------------------------------------

ITEM 2(d).     TITLE OF CLASS OF SECURITIES

               Common Stock
--------------------------------------------------------------------------------

ITEM 2(e).     CUSIP NUMBER

               591016100
--------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A

        (a)  ____  Broker or Dealer registered under Section 15 of the Act

        (b)  ____  Bank as defined in section 3(a)(6) of the Act

CUSIP No. 591016100                   13G                      Page 4 of 5 Pages
--------------------------------------------------------------------------------

        (c)  ____  Insurance Company as defined in section 3(a)(19) of the Act

        (d) ____ Investment Company registered under section 8 of the Investment Company Act

        (e) ____ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

        (f) ____ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

        (g) ____ Parent Holding company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

        (h)  ____  Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
--------------------------------------------------------------------------------

ITEM 4. OWNERSHIP

        (a)  Amount Beneficially Owned:
             2,034,208*

        *Includes 2,000,000 shares held by Vulcan Ventures, Inc. Mr. Kolde, a director of MetaCreations, is a director of Vulcan Ventures, Inc. Mr. Kolde disclaims beneficial ownership of all shares held by such entity, except to the extent of his pecuniary interests therein.
--------------------------------------------------------------------------------

        (b)  Percent of Class:
             8.49%
--------------------------------------------------------------------------------

        (c)  Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote
                   34,208
--------------------------------------------------------------------------------

             (ii)  shared power to vote or to direct the vote
                   2,034,208
--------------------------------------------------------------------------------

             (iii) sole power to dispose or to direct the disposition of
                   34,208
--------------------------------------------------------------------------------

             (iv) shared power to dispose or to direct the disposition of 2,000,000
--------------------------------------------------------------------------------

CUSIP No. 591016100                   13G                      Page 5 of 5 Pages
--------------------------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:___

         No.
--------------------------------------------------------------------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A
--------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A
--------------------------------------------------------------------------------

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A
--------------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A
--------------------------------------------------------------------------------

ITEM 10. CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 11, 1999
                                        --------------------------------------
                                        Date

                                        /s/Bert Kolde
                                        --------------------------------------
                                        Signature

                                        As individual
                                        --------------------------------------
                                        Name/Title